Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-197093) of Rayonier Advanced Materials Inc. of our report dated June 29, 2026, relating to the financial statements and supplemental schedule of the RYAM 401(k) Plan for Fernandina Hourly Employees which appear in this Form 11-K for the year ended December 31, 2025.

/s/ Ennis, Pellum & Associates, PLLC
Jacksonville, Florida
June 29, 2026